NATIONWIDE LIFE INSURANCE COMPANY

BOARD OF DIRECTORS

ACTION IN WRITING WITHOUT A MEETING

The undersigned, being the directors of Nationwide Life Insurance Company (the “Company”) who would be entitled to notice of a board of directors meeting for the purpose of considering the resolutions set forth below, do hereby authorize, consent to, and adopt the following resolutions by unanimous written consent without a meeting:

WHEREAS, the Company will be required to take certain actions to facilitate its annuity business following the anticipated July 1, 2025, merger of Jefferson National Life Insurance Company of New York with and into the Company (the “Merger”); and

WHEREAS, one of the required actions resulting from the Merger will be to rename the Separate Account.

Approval of Merger and Plan and Agreement of Merger

RESOLVED, that effective as of July 1, 2025, and upon completion of the Merger, the proper officers of the Company are hereby authorized and directed to rename the Separate Account from “Jefferson National Life of New York Annuity Account 1” to “Nationwide Jefferson National VA Separate Account 1”; and

Regulatory Approvals

RESOLVED FURTHER, that the proper officers of this Company be, and they hereby are, authorized to obtain such regulatory approvals or make such regulatory filings as are necessary to carry out the foregoing resolutions; and

Ratification

RESOLVED FURTHER, that any acts of the proper officers, which acts would have been authorized by the foregoing resolutions except that such acts were taken prior to the adoption of such resolutions, are hereby severally ratified, confirmed, approved, and adopted as acts in the name of and on behalf of the Company; and

Empowerment

RESOLVED FURTHER, that the proper officers of the Company be, and they hereby are, authorized and empowered to do and perform, or cause to be done and performed, all such acts, deeds, and things to make, execute, and deliver, or cause to be made, executed, and delivered, all such agreements, undertakings, documents, instruments, and certificates in the name of and on behalf of the Company as such officers may deem necessary or desirable to effectuate and carry out fully the purpose and intent of the foregoing resolutions.

Dated: June 4, 2025

Signatures to follow on next page

/s/ John L. Carter	/s/ Craig A. Hawley
John L. Carter	Craig A. Hawley

/s/ Timothy G. Frommeyer	/s/ Holly R. Snyder
Timothy G. Frommeyer	Holly R. Snyder

/s/ Steven A. Ginnan	/s/ Kirt A. Walker
Steven A. Ginnan	Kirt A. Walker